Exhibit 11(b)

               Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Financial Highlights" and to the use of our report dated February 9, 1996, with respect to the financial highlights of Boston 1784 Prime Money Market Fund incorporated by reference in the Form N-1A Filing and related Prospectus and Statement of Additional Information of Boston 1784 Funds.

/S/ ERNST & YOUNG LLP

Pittsburgh, Pennsylvania
February 27, 1998